Exhibit 99.1

SOLITRON DEVICES, INC. ANNOUNCES UNAUDITED FISCAL 2019 FOURTH QUARTER AND YEAR END RESULTS

WEST PALM BEACH, FL – Solitron Devices, Inc. (OTCBB: SODI) (“Solitron” or the “Company”) today announced unaudited results for the fiscal 2019 fourth quarter and fiscal year ended February 28, 2019.
For the 2019 fiscal fourth quarter, net sales were $2,881,000 versus $1,922,000 in the 2018 fiscal fourth quarter. Gross profit as a percentage of sales was 22.2% in the 2019 fiscal fourth quarter versus 0.5% in the 2018 fiscal fourth quarter. Net income was $193,000, or $0.10 per share in the 2019 fiscal fourth quarter as compared to a net loss of ($701,000), or ($0.37) per share in the 2018 fiscal fourth quarter.

For the 2019 fiscal year, net sales were $9,378,000 versus $9,270,000 in the 2018 fiscal year. Gross profit as a percentage of sales was 14.8% in the 2019 fiscal year versus 25.2% in the 2018 fiscal year. Net loss was ($1,546,000), or ($0.81) per share in the 2019 fiscal year as compared to a net loss of ($11,000), or ($0.01) per share in the 2018 fiscal year.

The lower gross profit, or increase in cost of goods sold, was due to increases in materials and labor costs. Increased materials costs included increased scrap and rework. Increased labor costs included costs related to expanding our product offerings, rework, and costs associated with implementing a product data management system and 3D CAD/CAE (computer aided design and engineering).

There were no costs associated with the fiscal 2017 audit and investigation in the 2019 fiscal fourth quarter, as compared to $117,000 in the 2018 fiscal fourth quarter. For the 2019 fiscal year, there were $1,115,000 of costs related to the fiscal 2017 audit and investigation as compared to the 2018 fiscal year of $198,000. In addition to those costs, we incurred legal expenses for company counsel.

As noted in our previous press release, we terminated our auditor in January 2019. Based on a number of factors, including the Company’s current cash levels and estimated costs to complete audits for fiscal years 2017 through 2019, the Board has made the determination that it is in the best interest of shareholders for the company to rebuild its cash position before hiring an auditor. Therefore, at this time, it is unlikely that fiscal 2020 results will be audited.

Net bookings in the 2019 fiscal fourth quarter and 2018 fiscal fourth quarter were $4.0 million. Net bookings in fiscal 2019 were $8.2 million as compared to $8.3 million in fiscal 2018. Included in the 2019 fiscal fourth quarter and 2019 fiscal year net bookings was a de-booking of approximately $0.5 million. Absent the unusual de-booking, bookings in fiscal 2019 would have exceeded fiscal 2018 level.

While it is early to make any estimates for fiscal 2020 bookings, our quote levels are encouraging, as we continue to work hard to expand the relationships we have with existing customers, add new customers, and work to get back into some programs that the Company had previously been a supplier. Our current estimate for fiscal 2020 bookings is $9 to $10 million. The higher end of the range would include receipt of an end of life order. However, timing is uncertain with regard to the receipt of government/defense related contracts.

Our goal over the next few quarters is to rebuild our cash position. We have instituted changes in our purchasing practices to improve inventory management. Additionally, we have reduced personnel in order to lower our cost structure. We intend to fulfill orders more rapidly and try to ship at a higher level than we have historically based on backlog. Depending on the timing of receipt of new orders it may result in a decline in our backlog.

SOLITRON DEVICES, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, in thousands except for share and per share amounts)

	Fiscal fourth quarter ended	Fiscal fourth quarter ended	2019 Fiscal Year	2018 Fiscal Year
	Feb. 28, 2019	Feb. 28, 2018	Feb. 28, 2019	Feb. 28, 2018

Net Sales	2,881	1,922	9,378	9,270
Cost of Sales	2,241	1,912	7,987	6,931

Gross Profit	640	10	1,391	2,339
as a % of net sales	22.2%	0.5%	14.8%	25.2%
Selling, General and Administrative Expenses	437	736	2,842	2,387

Operating Income (Loss)	203	(726)	(1,451)	(48)

Other (loss) income
Interest Income	1	2	7	11
Realized gain (loss) on investments	(36)	-	(46)	12
Unrealized gain (loss) on investments	25	23	(60)	19
Other, net	-	-	4	(5)
Total other (loss) income	(10)	25	(95)	37

Net Income (Loss)	193	(701)	(1,546)	(11)

Net (Loss) Per Share-Basic and diluted	$0.10	$(0.37)	$(0.81)	$(0.01)
Net (Loss) Per Share-Basic and diluted	$0.10	$(0.37)	$(0.81)	$(0.01)

Weighted average shares outstanding-Basic	1,901,959	1,901,950	1,901,955	1,901,950
Weighted average shares outstanding-Diluted	1,901,959	1,901,950	1,901,955	1,901,950

SOLITRON DEVICES, INC.
BALANCE SHEETS
AS OF FEBRUARY 28, 2019 AND FEBRUARY 28, 2018
(Unaudited, in thousands except for share and per share amounts)
	2019	2018
ASSETS
CURRENT ASSETS
Cash and cash equivalents	394	2,215
Securities	79	378
Accounts receivable	1,829	1,359
Inventories, net	3,958	3,923
Prepaid expenses and other current assets	156	176
TOTAL CURRENT ASSETS	6,416	8,051

Property, Plant and Equipment, Net	517	591

Other Assets	47	143

TOTAL ASSETS	6,980	8,785

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	830	895
Customer deposits	5	35
Accrued expenses and other current liabilities	354	515
TOTAL CURRENT LIABILITIES	1,189	1,445

Other liabilities non-current	-	2

TOTAL LIABILITIES	1,189	1,447

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, authorized 10,000,000 shares,
1,901,959 shares outstanding, net of 669,304 treasury shares at February 28, 2019
1,901,950 shares outstanding, net of 669,284 treasury shares at February 28, 2018	19	19
Additional paid-in capital	1,834	1,834
Retained Earnings	5,699	7,246
Less treasury stock	(1,761)	(1,761)
TOTAL STOCKHOLDERS’ EQUITY	5,791	7,338

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	6,980	8,785

SOLITRON DEVICES, INC.
STATEMENTS OF CASH FLOWS
YEARS ENDED FEBRUARY 28, 2019 AND FEBRUARY 28, 2018
(Unaudited, in thousands)

	2019	2018

Net loss	$(1,546)	$(11)
Adjustments to reconcile net loss
to net cash used in operating activities:
Depreciation and amortization	215	220
Changes in operating assets and liabilities, net of amounts acquired:
Accounts receivable	(470)	(691)
Inventories	(35)	(225)
Prepaid expenses and other current assets	20	13
Other assets	96	(103)
Accounts payable	(65)	380
Customer deposits	(30)	(9)
Accrued expenses, other current and non current liabilities	(163)	188
Net cash used in operating activities	(1,978)	(238)

Investing activities
Proceeds from sale of securities	299	369
Purchases of property and equipment	(142)	(257)
Net cash provided by investing activities	157	112

Net cash provided by financing activities	-	-

Net decrease in cash and cash equivalents	(1,821)	(126)
Cash and cash equivalents - beginning of the year	2,215	2,341
Cash and cash equivalents - end of the year	$394	$2,215

More detailed financials will be available on our company website, under the investor relations tab, at https://solitrondevices.com/investors/.

These preliminary, unaudited results for the fourth fiscal quarter ended 2019 and 2018 are based on management's review of operations for those periods and the information available to the Company as of the date of this press release. An independent registered public accounting firm has not reviewed or performed any procedures with respect to the preliminary financial information presented for the fiscal years ended February 28, 2019, or February 28, 2018, nor completed the audit for the fiscal year ended February 28, 2017.

About Solitron Devices, Inc.

Solitron Devices, Inc., a Delaware corporation, designs, develops, manufactures and markets solid state semiconductor components and related devices primarily for the military and aerospace markets. The Company manufactures a large variety of bipolar and metal oxide semiconductor (“MOS”) power transistors, power and control hybrids, junction and power MOS field effect transistors (“Power MOSFETS”), and other related products. Most of the Company's products are custom made pursuant to contracts with customers whose end products are sold to the United States government. Other products, such as Joint Army/Navy (“JAN”) transistors, diodes and Standard Military Drawings voltage regulators, are sold as standard or catalog items. The Company was incorporated under the laws of the State of New York in March 1959 and reincorporated under the laws of the State of Delaware in August 1987.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Solitron Devices, Inc. that involve risks and uncertainties that could materially affect actual results, including statements regarding the Company’s unaudited fiscal 2019 fourth quarter and year-end results, the Company’s expectations regarding bookings in fiscal 2020, and the Company’s intention to fulfill orders more rapidly and ship at higher than historic levels. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) actual bookings for fiscal year 2020; (2) our ability to properly account for inventory in the future; (3) our ability to protect the Company’s net operating losses and tax benefits; (4) changes in our stock price, corporate or other market conditions; (5) the loss of, or reduction of business from, substantial clients; (6) our dependence on government contracts, which are subject to termination, price renegotiations and regulatory compliance; (7) our ability to fulfill orders more rapidly and ship at higher than historic levels; (8) changes in government policy or economic conditions; (9) increased competition; (10) the uncertainty of current economic conditions, domestically and globally; (11) the costs and uncertainty of pursuing any legal action against the Company’s prior auditor and (12) other factors contained in the Company’s Securities and Exchange Commission filings, including its Form 10-K, 10-Q and 8-K reports.

Tim Eriksen
Chief Executive Officer
(561) 848-4311
Corporate@solitrondevices.com